Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-158448) of Daybreak Oil and Gas, Inc. of our report dated May 26, 2009 related to the financial statements of  Daybreak Oil and Gas, Inc. as of February 28, 2009 and for each of the two years then ended.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
May 26, 2009